EXHIBIT A
JOINT FILER INFORMATION
          Each of the following joint filers has designated H&F Investors IV, LLC, which is now known as Hellman & Friedman Investors IV, LLC (“H&F Investors”) as the “Designated Filer” for purposes of the attached Form 4:
(1)	Hellman & Friedman Capital Partners IV, L.P. One Maritime Plaza 12th Floor San Francisco, CA 94111

(2)	H&F Executive Fund IV, L.P. One Maritime Plaza 12th Floor San Francisco, CA 94111

(3)	H&F International Partners IV-A, L.P. One Maritime Plaza 12th Floor San Francisco, CA 94111

(4)	H&F International Partners IV-B, L.P. One Maritime Plaza 12th Floor San Francisco, CA 94111